UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

Safeguard Scientifics, Inc.

(Exact Name of registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

170 North Radnor-Chester Road Suite 200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On March 15, 2019, Safeguard Scientifics, Inc. (the “Company”) and a subtenant (the “Subtenant”) entered into a Sublease Agreement (the “Sublease”) pursuant to which the Subtenant will sublease all of the Company’s principal executive offices located at 170 North Radnor Chester Road, Radnor, PA, which the Company leased under that certain Lease Agreement entered into on February 11, 2015 (the “Lease”) between the Company and Radnor Properties-SDC, L.P. (the “Landlord”). The Lease was previously disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2015.

The term of the Sublease will commence on the earlier of August 31, 2019 or the date on which the Subtenant takes possession of the subleased property, and will extend through April 29, 2026, unless sooner terminated in accordance with the terms of the Sublease. The Subtenant will also have the right to access the subleased property solely for purposes of installing furniture, fixtures and other improvements beginning on June 1, 2019. The Company is actively seeking appropriate office accommodations that will be available for the Company’s occupancy prior to June 1, 2019.

The Subtenant will pay annual fixed rent of $499,264 in the first year of the Sublease term, increasing incrementally annually during the Sublease term, resulting in a total amount of fixed rent during the full Sublease term of approximately $3.8 million. In addition to fixed rent and the Subtenant’s utility costs, the Subtenant will also pay its proportionate share of operating costs associated with the subleased property and its proportionate share of operating costs associated with the complex in which the subleased property sits.

Notwithstanding the Company’s entry into the Sublease, all of the terms of the Lease, including the Company’s obligations under the Lease, will remain in full force and effect until the Lease is terminated in accordance with its terms. Specifically, in the event of a default by the Company under the Lease, the Landlord has the right to terminate the Lease and take possession of the leased property. Any such action would cause the Company’s rent payment obligations under the Lease to accelerate, subject to limitations set forth in the Lease.

The summary of the Sublease contained in this Item 1.01 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sublease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 8.01. Other Events.

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the Company adopted ASU 2016-02, Leases, effective January 1, 2019. The Company evaluated the impact of the adoption of ASU 2016-02 and, effective January 1, 2019, recorded a lease liability of $2.9 million, recorded a right-to-use asset of $2.2 million and eliminated the deferred rent liability of $0.7 million included in Other long-term liabilities. The Company does not expect to record an impairment of such right-to-use asset due to the Sublease. Further, the Sublease will result in Other income over the term of the Sublease that will substantially offset the Company’s existing lease expense that will continue to be recorded in General and administrative expense.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Sublease Agreement, dated as of March 15, 2019, by and between Safeguard Scientifics, Inc. and a Subtenant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: March 20, 2019	By:	/s/ Brian J. Sisko
	Name:	Brian J. Sisko
	Title:	President and Chief Executive Officer